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          | EPOCH SECURITIES, INC.
SERVICE   | 132 TURNPIKE ROAD
AGREEMENT | SOUTHBOROUGH, MASSACHUSETTS 01772

This Service Agreement (the "Agreement"), effective as of May 1, 2008 (the "Effective Date"), by and between Epoch Securities, Inc. ("Epoch," a Delaware corporation), located at 132 Turnpike Road, Southborough, Massachusetts 01772, Commonwealth Annuity and Life Insurance Company ("Commonwealth Annuity," a Massachusetts corporation), First Allmerica Financial Life Insurance Company ("First Allmerica," a Massachusetts corporation) and ________________________ (herein the "Broker-Dealer").

                                   WITNESSETH:

WHEREAS, Commonwealth Annuity and First Allmerica issued certain variable annuity contracts and variable life policies (collectively, the "Contracts") for which VeraVest Investments, Inc. (formerly known as Allmerica Investments, Inc.) was the exclusive principal underwriter at the time the Contracts were initially sold, and for which Security Distributors Inc. became principal underwriter at the time VeraVest Investments, Inc. ceased business operations; and

WHEREAS, the Insurance Companies have appointed Epoch as the exclusive principal underwriter for the Contracts, thereby replacing Securities Distributors, Inc. as principal underwriter; and

WHEREAS, Broker-Dealer previously entered into a Sales Agreement or Service Agreement with VeraVest Investments, Inc. and/or with Security Distributors, Inc. for the sales and servicing of the Contracts, and such Sales Agreement or Service Agreement has been terminated; and

WHEREAS, certain Registered Representatives of Broker-Dealer were formerly affiliated with a broker-dealer which sold and serviced the Contracts and/or certain Registered Representatives of Broker-Dealer have acquired clients who own Contracts; and

WHEREAS, such Registered Representatives are desirous of servicing those Contract owners who are their clients and, if applicable, who were their clients while they were affiliated with a prior broker-dealer; and

WHEREAS, the Insurance Companies are willing to consent to such Contract owners being serviced by such Registered Representatives only if Broker-Dealer agrees to supervise the activities of such Registered Representatives related to such Contract owners; and

WHEREAS, Broker-Dealer agrees to provide appropriate supervision of its Registered Representatives related to such Contract owners, subject to the terms and conditions set forth in


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this Agreement;

NOW THEREFORE, the parties hereto agree as follows:

Epoch, subject to the terms and conditions set forth in this Agreement, authorizes and appoints Broker-Dealer to service existing Contracts through its Registered Representatives. Broker-Dealer accepts this authorization and appointment and agrees to the terms and conditions set forth below.

SECTION 1 DEFINITIONS

CONTRACT ADMINISTRATOR -The Contract Administrator is se2, a division of Security Benefit Life Insurance Company, which administers the Contacts on behalf of the Insurance Companies. All correspondence to the Insurance Companies should be directed to the Insurance Companies in care of the Contract Administrator at 5801 SW 6th Avenue, Topeka, Kansas 66636-0001.

FINRA - The Financial Industry Regulatory Authority, previously known as the National Association of Securities Dealers.

INSURANCE COMPANIES - All Contracts have been issued by Commonwealth Annuity and Life Insurance Company (herein "Commonwealth Annuity") (formerly known as Allmerica Financial Life Insurance and Annuity Company) and/or First Allmerica Financial Life Insurance Company (herein "First Allmerica"), which are collectively referred to as the "Insurance Companies,"

The Home Office of Commonwealth Annuity is 132 Turnpike Road, Southborough, MA 01772.

The Home Office of First Allmerica is 440 Lincoln Street, Worcester, Massachusetts 01653.

1934 ACT - The Securities Exchange Act of 1934, as amended.

SECTION 2. RELATIONSHIP OF PARTIES

Broker-Dealer agrees that it is and shall continue to act at all times as an independent contractor while this Agreement remains in force. Nothing in this Agreement will be construed to create the relationship of employer and employee between Epoch or either Insurance Company and Broker-Dealer, or any of its employees, agents or Registered Representatives. Broker-Dealer and each Registered Representative will be free to exercise their independent judgment as to the time, place and manner of servicing the Contracts. However, Broker-Dealer and its Registered Representatives shall have no authority to act on behalf of Epoch or the Insurance Companies in a manner which does not conform to applicable statutes, ordinances, or governmental regulations or to reasonable rules adopted from time to time by Epoch or the Insurance Companies.

SECTION 3. LIMITATIONS ON AUTHORITY

Broker-Dealer understands and agrees that this Agreement is being entered into solely for the purpose of permitting Registered Representatives of Broker-Dealer to service existing Contracts issued by the Insurance Companies and that neither said Registered Representatives nor Broker-Dealer shall solicit or accept any new applications for Contracts on behalf of the Insurance


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Companies, unless Broker-dealer has entered into a separate Selling Agreement with Epoch with respect to the Contracts.

SECTION 4. LICENSING AND APPOINTMENT OF REGISTERED REPRESENTATIVES

(a) Epoch hereby authorizes Broker-Dealer to recommend Registered Representatives for appointment by the Insurance Companies as life insurance agents. Epoch shall request the Insurance Companies to apply for life insurance agent appointments in the appropriate jurisdictions for such recommended Registered Representatives. The Insurance Companies shall appoint a Registered Representative as their life insurance agent only if Broker-Dealer agrees (i) to reimburse the appointing Insurance Company for any licensing and/or appointment fees the Insurance Company may incur in conjunction with the requested appointment; and (ii) to pay a reasonable servicing fee, to be determined by the appointing Insurance Company.

(b) If a Registered Representative is no longer to be treated as the agent of record on a Contract, Broker-Dealer shall promptly notify Epoch and the issuing Insurance Company in writing and, within thirty (30) business days of such notice, identify a Registered Representative who will act as the successor agent of record.

(c) Notwithstanding the foregoing, the Insurance Companies, in their sole and absolute discretion, reserve the right to refuse to appoint any proposed Registered Representative and/or to terminate with or without cause any Registered Representative who has been appointed by the Insurance Companies.

SECTION 5. AGREEMENTS BY BROKER-DEALER

(a) Broker-Dealer agrees that at all times when performing its duties under this Agreement that it shall be duly registered as a securities broker-dealer under the 1934 Act, shall be a member in good standing of the FINRA, and shall be duly licensed or registered as a securities broker-dealer in each jurisdiction where such licensing or registration is required in connection with the servicing of the Contracts or the supervision of Registered Representatives who service the Contracts.

(b) Broker-Dealer agrees that at all times when performing its duties under this Agreement that it shall be duly licensed and appointed as a life insurance agent in each jurisdiction in which it intends to perform hereunder.

(c) Broker-Dealer agrees that it shall be responsible for carrying out its obligations under this Agreement in continued compliance with the FINRA Conduct Rules, federal and state securities laws and regulations, and state insurance laws and regulations. Broker-Dealer and its Registered Representatives are not authorized to make any representations concerning a Contract other than those contained in the Contract prospectus or in such sales literature or advertising materials as may be authorized by Epoch.

(d) Broker-Dealer agrees not to use or distribute, in writing or electronically, sales literature or advertising material, if any, relating to the Contracts, unless the specific item has been provided by Epoch or has first been approved for use in writing by Epoch. Epoch reserves the right to


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recall any sales material provided by it at any time for any reason, and
Broker-Dealer shall promptly comply with any such request for the return of such material and shall not use any such material thereafter. Additionally, Broker-Dealer shall promptly return all sales material related to the Contracts promptly upon termination of this Agreement. On and after the Effective Date, Broker-Dealer agrees to use no sales material relating to the Contracts provided to it by VeraVest or by Security Distributors, Inc.

(e) Broker-Dealer agrees that it shall be fully responsible for ensuring that no person shall service Contracts on behalf of the Insurance Companies until such person is appropriately licensed, registered and otherwise qualified to service Contracts under applicable state and federal insurance and securities laws.

(f) Broker-Dealer agrees to train, supervise and be solely responsible for the conduct of its Registered Representatives in the servicing of the Contracts and for compliance with FINRA Conduct Rules, and applicable rules and regulations of any other governmental or other agency that has jurisdiction over the servicing of the Contracts.

(g) Broker-Dealer shall maintain policies and procedures reasonably designed to ensure that its Registered Representatives shall not make investment recommendations or other recommendations to a Contract owner in the absence of reasonable grounds to believe that the recommendation is suitable for such Contract owner. Such determination will be based upon, but will not be limited to, information furnished to a Registered Representative after reasonable inquiry of such owner concerning the owner's age, insurance and investment objectives, other security holdings, financial situation and needs. Upon request by Epoch or the Insurance Companies, Broker-Dealer agrees to promptly provide a copy of its current written suitability procedures to Epoch or the Insurance Companies. Broker-Dealer agrees that a request for a copy of Broker-Dealer's suitability procedures in no way transfers responsibility for suitability determinations to Epoch or the Insurance Companies.

(h) Broker-Dealer agrees on its own behalf, and on behalf of the Registered Representatives, to comply with any trading restrictions/requirements of the mutual funds or other investment vehicles underlying the Contracts. In the event Epoch or the Insurance Companies are the subject of an information request by an underlying fund in accordance with Rule 22c-2 under the Investment Company Act of 1940, Broker-Dealer agrees to cooperate fully and to provide such information as Epoch or the Insurance Companies reasonably request in respect to such information request. If requested by an underlying fund, Broker-Dealer agrees to restrict or prohibit further purchases or exchanges of fund shares by Registered Representatives and/or customers of Registered Representatives.

(i) Broker-Dealer agrees that it shall maintain policies and procedures reasonably designed to ensure that its Registered Representatives conduct their business with respect to the Contracts at all times as follows:


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     (i)  A Registered Representative shall not service Contracts in any jurisdiction until such Registered Representative is properly trained and, if required under applicable law, is licensed and appointed as a life insurance agent in such jurisdiction.

     (ii) A Registered Representative shall utilize only sales literature and advertising material that has been approved in writing by Epoch.

(j) Commissions or other compensation, if any, with respect to the Contracts shall be paid to Broker-Dealer. Broker/Dealer agrees that it shall be solely responsible for any payments to Registered Representatives in connection with any commissions or other compensation it receives with respect to the Contracts. Broker-Dealer shall indemnify, defend and hold Epoch and Insurance Companies harmless from any and all actions, proceedings or claims by Registered Representatives in respect of such commissions or other compensation.

SECTION 6. AGREEMENT BY EPOCH

(a) Epoch agrees that at all times while this Agreement remains in force that it shall be a registered broker-dealer under the 1934 Act and be a member in good standing of the FINRA.

(b) During the term of this Agreement, Epoch (or its designee) will provide to Broker-Dealer, without charge, as many copies of the prospectus(es) (and any amendments, or supplements thereto) for the Contracts and for any underlying fund(s) as Broker-Dealer may reasonably request. Upon termination of the Agreement, any prospectuses and other materials and supplies furnished by Epoch to Broker-Dealer shall be promptly returned to Epoch.

(c) Epoch (or its designee) agree to promptly notify Broker-Dealer of newly declared effective prospectus(es) for the Contracts and any amendments or supplements thereto.

SECTION 7. ILLUSTRATIONS

Broker-Dealer and its Registered Representatives will not furnish any Contract owner with an illustration of the financial or other aspects of a Contract unless the same has been furnished by the Insurance Companies or by Epoch.

SECTION 8. ACCOUNTING FOR FUNDS COLLECTED

Broker-Dealer will account for and remit immediately to the Administrator all funds received or collected for or on behalf of the Insurance Companies, without deduction for any commissions or for any claim Broker-Dealer or any Registered Representative may have against the Insurance Companies, VeraVest Investments, Inc., Security Distributors Inc., the Administrator, or any of their respective affiliates. Broker-Dealer will make such reports and file such substantiating documents and records with respect to such funds as the Insurance Companies may reasonably require.

SECTION 9. INDEMNIFICATION

(a) Broker-Dealer shall indemnify, defend and hold the Insurance Companies, Epoch, the Administrator and their officers, directors, employees, agents, and any of their respective affiliates, harmless from any liability arising from any act or omission of Broker-Dealer, its


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affiliates, or any of their officers, directors, life insurance agents, employees or Registered Representatives, including but not limited to, any fines, penalties, reasonable attorney's fees, costs of settlement, damages or financial loss.

(b) Epoch shall indemnify, defend and hold the Broker-Dealer, and its officers, directors, insurance agents, employees and Registered Representatives, harmless from any liability arising from any act or omission of Epoch, its affiliates, or any of its officers, directors or employees, including but not limited to, any fines, penalties, reasonable attorney's fees, costs of settlement, damages or financial loss.

(c) The indemnifications provided by this Section 8 shall survive termination of this Agreement.

SECTION 10. COMMISSION REPAYMENTS

If a Contract owner rescinds a Contract or exercises a right to surrender a Contract for return of all payments made pursuant to the terms of the Contract, Broker-Dealer will repay, within 10 days of receipt of a written or facsimile request for repayment, to the issuing Insurance Company the amount of any commissions received by Broker-Dealer on the Contract. At the option of Epoch, to the extent permitted by law, Epoch may deduct any such amount to be repaid from any compensation payable under this Agreement, whether such compensation is then due or thereafter becomes due.

SECTION 11. BASIS OF COMPENSATION

(a) While this Agreement remains in force, Epoch or its designee shall pay to Broker-Dealer commissions or other compensation, if any, payable on Contracts
(1) serviced by Registered Representatives affiliated with Broker-Dealer and (2) for which Broker-Dealer is the broker/dealer of record as determined by the Administrator's records. Such commissions or other compensation payable, if any, shall be calculated and paid pursuant to the terms and conditions of the sales agreement in force between VeraVest Investments, Inc. (formerly, Allmerica Investments, Inc.) and the broker-dealer with which the Registered Representative was affiliated at the time the Contract was sold, as such sales agreement may have been amended from time to time and as may be amended hereafter pursuant to Section 16 of this Agreement. Broker-Dealer agrees to pay the servicing Registered Representative in accordance with its compensation arrangement with the Registered Representative.

SECTION 12. TIME OF PAYMENT OF COMMISSIONS

A payment will not be considered made until it has been received by the Administrator at the address set forth in SECTION 1. DEFINITIONS, above. On payments made, commissions or other compensation, if any, will be paid at regular intervals in accordance with the rules of the Insurance Companies and Epoch.

SECTION 13. TERMINATION

(a) This Agreement shall automatically terminate immediately and without notice upon Broker-Dealer ceasing to comply with any of the terms and conditions of this Agreement or upon the dissolution, bankruptcy or insolvency of Broker-Dealer.


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(b) Whether or not there is a breach of this Agreement, Broker-Dealer or Epoch may terminate this Agreement by giving thirty (30) days' written notice.

(c) Upon termination of this Agreement, all authorizations, rights and obligations shall cease, except for:

     (i)   the indemnifications provided in Section 9;

     (ii) the obligation to pay commissions or other compensation due on the date of termination; and

     (iii) the provisions of Section 10 relative to commission repayments. Except as provided in (ii) no further commissions or other compensation shall be paid to Broker-Dealer after termination of this Agreement.

SECTION 14. RIGHT OF SET-OFF

Epoch and the Insurance Companies shall have a lien on any commissions or other compensation payable under this Agreement, whether or not such commissions or other compensation is now due or hereafter becomes due, and may apply any such monies to the satisfaction of indebtedness to Epoch or to either Insurance Company to the extent permitted by law. The foregoing right of set-off on the part of Epoch and the Insurance Companies shall not prevent all or any of them from pursuing any other means or remedies available to them to recover any such indebtedness.

SECTION 15. NON-WAIVER OF BREACH

Waiver of any breach of any provision of this Agreement will not be construed as a waiver of the provision or of the right of Epoch to enforce said provision thereafter.

SECTION 16. ASSIGNABILITY

This Agreement is not assignable by Broker-Dealer. Without the written consent of Epoch and the Insurance Companies, no rights or interest in or to any commissions or other compensation payable hereunder will be subject to assignment, and any attempted assignment, sale or transfer of any such compensation without such written consents will immediately make this Agreement void and shall be a release to Epoch and to the Insurance Companies in full of any and all of their obligations hereunder.

SECTION 17. RESERVATION OF RIGHT TO CHANGE

Epoch reserves the right at any time, and from time to time, to change prospectively the terms and conditions of this Agreement, including but not limited to the rates of commissions. Any change will become effective on the date specified in a notice or, if later, 10 days after the notice is given to Broker-Dealer. However, the requirement to give advance notice shall not apply if the change becomes necessary or expedient by reason of legislation or the requirements of any governmental body and, in the opinion of Epoch, it is not reasonably possible to meet the 10 day requirement. Changes will not be retroactive.

SECTION 18. COMPLAINTS AND INVESTIGATIONS

Broker-Dealer, Epoch and the Insurance Companies agree to cooperate fully in any customer complaint, regulatory proceeding or judicial proceeding with respect to Broker-Dealer, Epoch,


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the Insurance Companies, their affiliates or their Registered Representatives to the extent that any such customer complaint or proceeding is in connection with Contracts serviced under this Agreement. Without limiting the foregoing:

(a) Broker-Dealer will be notified promptly by Epoch of any written customer complaint or of notice of any regulatory inquiry or audit or any judicial proceeding which it receives or of which it becomes aware, which involves Broker-Dealer or any Registered Representative and may be related to any Contract covered by this Agreement.

(b) Any response by Broker-Dealer to a customer complaint or to a regulatory inquiry or audit arising out of the conduct of its Registered Representatives or the activities of Broker-Dealer with respect to the Contracts must be sent to Epoch not less than five business days prior to the response being sent to the customer or regulatory authority; provided, however, that if a more prompt response is required, the proposed response shall be communicated to Epoch by telephone or facsimile transmission.

SECTION 19. CONFIDENTIALITY AND PRIVACY

(a) Each party will keep confidential information ("Confidential Information") it may acquire as a result of this Agreement including any customer list or other propriety information that it may acquire in the performance of this Agreement, and shall not use such customer list or information without the prior written consent of the other party which requirement shall survive the termination of this Agreement.

(b) Broker-Dealer agrees that its activities conducted under this Agreement, and any use or disclosures of information, shall comply with all privacy and security requirements of the federal Gramm-Leach-Bliley Act and other applicable federal, state, and local privacy laws, regulations, and ordinances.

(c) In addition to the foregoing, Broker-Dealer shall implement and maintain administrative, technical and physical safeguards (the "Security Procedures") designed to: (i) ensure the security and confidentiality of Confidential Information and of "Nonpublic Personal Information" (as that term is defined under Section 6809(4) of the Gramm-Leach-Bliley Act, and its applicable implementing regulations); (ii) protect against any anticipated threats or hazards to the security or integrity of Confidential Information and Nonpublic Personal Information; and (iii) protect against unauthorized access to or use of Confidential Information and Nonpublic Personal Information that could result in harm or inconvenience to Epoch or the Insurance Companies, and their employees, customers or consumers. Broker-Dealer shall identify to Epoch a Broker-Dealer representative who will serve as a 24/7 data security contact.

(d) Broker-Dealer warrants and covenants that its Security Procedures will, at all times during the effective term of this Agreement, (i) comply with all laws and regulations applicable to Broker-Dealer, (ii) meet or exceed the information security standards and practices that are commonly utilized by the leading service providers in Broker-Dealer's industry that have access to Confidential Information or Nonpublic Personal Information, and (iii) in no event offer less protection than that which Broker-Dealer affords to its own confidential information and


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materials.

(e) Broker-Dealer further agrees that, unless otherwise agreed by Epoch in writing, it will not modify the Security Procedures in any way that might reasonably be expected to reduce the overall scope or level of security protections that (i) were in effect as of the Effective Date of this Agreement or (ii) were enhanced or increased after the Effective Date.

(f) If Broker-Dealer becomes aware of any actual or suspected unauthorized access to Confidential Information and/or Nonpublic Personal Information (an "Incident"), Broker-Dealer will take appropriate actions to contain and mitigate the Incident, including notification to Epoch as soon as possible, but at most within twenty-four (24) hours of learning of the Incident (subject to any delay requested by an appropriate law enforcement agency), to enable Epoch to expeditiously implement its response program. Upon request of Epoch, Broker-Dealer will cooperate with Epoch to investigate the nature and scope of any Incident and to take appropriate actions to mitigate, remediate and otherwise respond to the Incident or associated risks. Without limiting the foregoing, Epoch shall make the final decision on whether and how to notify any Epoch employees, customers, consumers and/or the general public of any such Incidents, subject to applicable law.

SECTION 20. ANTI-MONEY LAUNDERING

Each party agrees to comply with the compliance and reporting provisions imposed under the USA Patriot Act (2001) (the "Patriot Act"). Broker-Dealer hereby represents that it: has established an Anti-Money Laundering Program that complies in all material respects with the Patriot Act and other applicable anti-money laundering laws and regulations; knows and verifies the identity of its customers; maintains records regarding the identity of each customer for at least five years following account termination; and screens all new customers against the Office of Foreign Assets Control ("OFAC") control list. Broker-Dealer understands that under the Patriot Act additional anti-money laundering regulations may become effective from time to time and agrees to take such action as may be necessary to comply with any new or additional anti-money laundering regulations.

SECTION 21. BONDING

Broker-Dealer agrees that at all times while this Agreement remains in force that it shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. Such bond shall be, at a minimum, of the form, type and amount required under FINRA rules, and endorsed to extend coverage to transactions relating to the Contracts. Epoch may require evidence, satisfactory to it, that such coverage is in force and Broker-Dealer shall give prompt written notice to Epoch of any notice of cancellation of the bond or change of coverage. Upon the failure or inability of Broker-Dealer to obtain or renew such bond, Epoch may terminate this Agreement at its discretion.

SECTION 22. NOTICE

Whenever this Agreement requires a notice to be given, the requirement shall be considered to have been met if delivered or mailed postage prepaid to the applicable address below, or such other addresses as may be specified in writing from time to time by the parties:


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If to Commonwealth Annuity:
   Commonwealth Annuity and Life Insurance Company
   132 Turnpike Road
   Southborough, MA 01772.
   Attention: General Counsel

If to First Allmerica:
   First Allmerica Financial Life Insurance Company
   440 Lincoln Street
   Worcester, Massachusetts 01653
   Attention: General Counsel

If to Epoch:
   Epoch Securities Inc.
   132 Turnpike Road
   Southborough, MA 01772.
   Attention: General Counsel

If to Broker-Dealer:
   ----------------------------------
   ----------------------------------
   ----------------------------------
   ----------------------------------

SECTION 23. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the United States, the Commonwealth of Massachusetts (without regard to its choice of law provisions), and the rules of the FINRA, as applicable.

SECTION 24. SEVERABILITY

The provisions of this Agreement are severable, and if any provision of this Agreement is found to be invalid, such provision shall not affect any other provision of this Agreement that can be given effect without the invalid provision.

SECTION 25. ARBITRATION

All claims and controversies arising out of or related to this Agreement, except actions for equitable relief pending an arbitration award, shall be submitted to binding arbitration in Boston, Massachusetts (or such other location as may be agreeable to all the parties to the arbitration) in accordance with the Code of Arbitration procedure of the FINRA, if the FINRA accepts jurisdiction, and, if not, by a panel of three neutral arbitrators under the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon an award of the arbitrators may be entered and enforced in any court having jurisdiction. The parties to such dispute will equally share the fees and expenses of the arbitrators. The parties agree that the prevailing party in any such arbitration, as determined by the arbitrators, shall be entitled to reasonable attorneys' fees.


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SECTION 26. CAPTIONS

Captions are used for informational purposes only and no caption shall be construed to affect the substance of any provision of this Agreement.

SECTION 27. COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

SECTION 28. EFFECTIVENESS, ENTIRE CONTRACT, PRIOR AGREEMENTS

This Agreement contains the entire contract between the parties. Upon execution it will replace all previous agreements between Broker-Dealer, Security Distributors, Inc., VeraVest Investments, Inc., and the Insurance Companies, or any of them, relating to the servicing of the Contracts. It is hereby understood and agreed that any other agreement or representation, commitment, promise or statement of any nature, whether oral or written, relating to or purporting to relate to the relationship of the parties is hereby rendered null and void.

IN WITNESS WHEREOF, the parties have executed this Agreement to take effect on the Effective Date.

-------------------------------------   EPOCH SECURITIES, INC.
        Name of Broker-Dealer


By:                                     By: /s/ Margot K. Wallin
    ---------------------------------       ------------------------------------
Name: -------------------------------   Name: Margot K. Wallin
Title:-------------------------------   Title: Chief Compliance Officer
Date:--------------------------------   Date: March 12, 2008


                                        COMMONWEALTH ANNUITY AND LIFE INSURANCE
                                        COMPANY on behalf of FIRST ALLMERICA
COMMONWEALTH ANNUITY                    FINANCIAL LIFE INSURANCE COMPANY
AND LIFE INSURANCE COMPANY              pursuant to Power of Attorney


By: /s/ Michael A. Reardon              By: /s/ Michael A. Reardon
    ---------------------------------       ------------------------------------
Name: Michael A. Reardon                Name: Michael A. Reardon
Title: President                        Title: President
Date: March 12, 2008                    Date: March 12, 2008


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